Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2021 with respect to the financial statements of NexGel, Inc. included in the Registration Statement on Form S-1, as amended (File No. 333-260897), which are incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporated by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Turner, Stone & Company, L.L.P.
Dallas, Texas

December 21, 2021